UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GENESCO Inc.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

Marjorie L. Bowen

Margenett Moore-Roberts

Dawn H. Robertson

Hobart P. Sichel

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On July 6, 2021, Legion issued the following press release:

Legion Partners Urges Genesco Shareholders to Focus on the Need for Further Board Change Following Contradictory ISS Recommendation

Applauds ISS’ Recognition of Genesco’s Bloated Operations, Poor Financial Performance and Weak Governance While Questioning the Incongruous Endorsement of Long-Tenured Directors Primarily Responsible for Years of Underperformance

Contends Voting for Genesco’s Long-Tenured Directors Will Set a Dangerous Precedent by Enabling the Company’s Insular Board to Avoid Accountability After it Rashly Enacted an Incremental Refresh Following Our Nomination

Sees Significant Risk in Allowing Ineffective and Underqualified Directors to Remain in Place as the Footwear and Retail Industries Rapidly Evolve in Today’s Highly-Competitive, Digital-First Environment

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Legion Partners’ Full Slate, Which Possesses the Industry Experience, Impartiality and Vision Lacking in Genesco’s Boardroom

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today issued the below statement to urge fellow shareholders to focus on the need for further change in the Company’s boardroom following Institutional Shareholder Services, Inc.’s (“ISS”) puzzling recommendation. As a reminder, Legion Partners is seeking to elect four highly-qualified and independent director candidates – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – to Genesco’s Board of Directors (the “Board”) at the upcoming Annual Meeting of Shareholders on July 20, 2021. Learn about how to vote on Legion Partners’ WHITE proxy card by visiting www.GCOForward.com.

Chris Kiper and Ted White, Legion Partners’ Managing Directors, commented:

“Legion Partners urges Genesco shareholders to continue to focus on the need for further boardroom change following the contradictory report issued by ISS. We question how ISS can repeatedly acknowledge Genesco’s many years of financial and operational underperformance, but then recommend shareholders vote to elect all of the long-tenured directors on management’s card. We contend this conflicting recommendation sends a terrible message: an insular and underperforming board of directors can avoid accountability when a sizable shareholder nominates by simply enacting incremental, unilateral refreshments. We believe boards should regularly refresh and improve their skill sets and experience – not just wait to do the least necessary only under pressure from shareholders. The fact that the Genesco Board has been so stale despite years of deteriorating performance offers strong evidence of an insular culture and lack of alignment with shareholders. This is the essence of the risk the ISS recommendation does not address. If shareholders allow this type of entrenchment maneuver to become accepted precedent, we fear there will be long-term negative consequences for the Company’s investors, employees, consumers and other corporate stakeholders.

We believe shareholders should seriously question the inconsistency of ISS’s recommendation after it concluded the following in its report:1

•	“Prior to the pandemic, all segments other than Journeys experienced lackluster or declining sales growth and overall adjusted operating margin deterioration between FY 2017 and FY 2020.”

•	“The margin performance of each segment appears to lend credence to the dissident's concern that the company's conglomerate structure is detrimental to value creation.”

•	“The company’s operating margins, while still positive, have been deteriorating for years.”

•	“The company’s valuation multiple has historically trailed that of its peers…there is no sign of valuation convergence with peers.”

•	“The results of [Genesco’s] six-pillar strategy to date are unclear.”

•	“In assessing the company's execution, it appears that it has benefited from overall consumer spending shifts towards digital and e-commerce as a result of the COVID-19 pandemic and still trails its peers in digital penetration.”

•	“Although disclosure on the smaller acquisitions and divestitures is limited, it appears that the dissident's concerns about capital allocation as it relates to portfolio management are justified.”

•	“Diamond's 20-year tenure should raise eyebrows among shareholders following the refreshment of the board.”

•	“Shareholders may reasonably be concerned that lead independent director Diamond's 20 years on the board could reduce his independence from the management team he is charged with holding accountable.”

•	“The dissident's request for a universal card, and the company's decision to instead use a card that only has management's nominees, lends support to the dissident's concern that the incumbent board members are entrenched […].”

•	“Legion's campaign should be credited as a catalyst for the recent improvement in board composition, and the dissident raises a reasonable question as to whether GCO's self-refresh has been sufficient to address the company's issues.”

It is notable that ISS appears to have overlooked the fact that despite Genesco’s reactionary refresh, a majority of the Company’s Board is still comprised of long-tenured individuals with concerning interlocks and extremely poor track records. We believe the four boardroom leaders we are seeking to replace – Matthew C. Diamond (Lead Independent Director and Chair of Nominating and Governance Committee), Thurgood Marshall, Jr. (Chair of the ESG Subcommittee), Joanna Barsh (Chair of the Compensation Committee) and Kevin P. McDermott (Chair of the Audit Committee) – should be held to a higher level of accountability given their leadership positions. We suggest that shareholders take a very close look at these four incumbents before casting their votes. It is alarming to us that a leading independent proxy advisory firm could endorse all four of these individuals:

1 Permission to quote ISS neither sought nor obtained; emphasis added.

•	Mr. Diamond has spent 20 years on the Board presiding over excessive executive compensation, sustained underperformance and very questionable corporate governance decisions – such as the renominations of directors with clear interlocks to insiders and one director with a history of making offensive homophobic remarks. By the standards set by leading institutions, Mr. Diamond is an extremely stale and over-tenured director. Moreover, we feel his tenures as Lead Independent Director, Chair of the Compensation Committee and Chair of the Nominating and Governance Committee have failed to help reverse Genesco’s chronic stagnation. Given Mr. Diamond’s horrendous relative TSR of -3,446% over his two decades, we see no legitimate justification for his continued service.[2]

•	Mr. Marshall, who has spent 9 years on the Board, has a documented history of flouting corporate governance best practices and an extremely concerning lobbying background. Notably, a leading independent proxy advisory firm recommended shareholders of CoreCivic, Inc. withhold votes for Mr. Marshall for four straight years – from 2017 to 2020 – citing material governance failures. Mr. Marshall has served on the CoreCivic board for 19 years with Genesco’s former Chairman and Chief Executive Officer for several of those years – demonstrating once again Mr. Marshall’s apparent disregard for fresh perspectives and independent thought. Mr. Marshall also has a history of lobbying for questionable organizations, including an asbestos group and a paid militia, and sitting on boards of directors that sent lucrative work to his former law firm. His selection as co-leader of Genesco’s reactionary formation of the ESG Subcommittee is highly questionable given his consistent disregard of governance standards and apparent lack of topical experience.

•	Ms. Barsh, who has presided over persistent share price underperformance during her 8-year tenure, bears significant responsibility for the Company’s misaligned executive compensation structure that rewards a number of her fellow McKinsey alumni. Notably, Ms. Barsh (a long-time McKinsey consultant who has no retail operational experience) is a long-serving member and now the Chair of the Compensation Committee, which has rubberstamped millions of dollars of payments to Mimi Vaughn, Parag Desai and Robert Dennis (all McKinsey alumni) during a period of extended underperformance at Genesco.

•	Mr. McDermott, who has presided over sizable share price underperformance during his 5-year tenure on Genesco’s Board, has no relevant retail or footwear experience and is perpetuating the culture of concerning interlocks at the Company. Mr. McDermott was recently the Chief Audit Executive at Pinnacle Financial Partners (NASDAQ: PNFP), where Marty Dickens (a current Genesco director) is a Board member. Mr. McDermott has also presided over similar stagnation while holding leadership positions on the board of directors at Daktronics, Inc. (NASDAQ: DAKT), indicating a pattern of poor corporate stewardship. As a director of Daktronics, Inc. since 2015, and now the Lead Independent Director, Mr. McDermott has overseen a TSR of -33% during his tenure.[3]

2 Relative TSR represents GCO’s Relative TSR over each incumbent director’s tenure vs. Peer Group as of the unaffected date (04/09/2021). Peer Group includes BOOT, DBI, FL, SCVL, CAL, DKS, HIBB, WWW, CROX, DECK, SHOO, SKX. TSR data assumes that Diamond was appointed on January 1st in his year of appointment due to lack of detailed information.

3 TSR data from 06/01/2015, the date Mr. McDermott joined the Daktronics, Inc. Board, to the unaffected date of 04/09/2021.

Rather than continue to rebut every apparent error and oversight in Friday’s ISS report, we want to ask our fellow shareholders to consider the risk associated with leaving the most ineffective, interconnected and long-serving members of Genesco’s Board in place as leaders. Genesco has underperformed peers and relevant indices over nearly every time horizon over the past 20 years. The Company continues to pay millions of dollars per year to insiders as corporate bloat persists and margins remain weak. Moreover, the current Board seems either unable or unwilling to help Genesco evolve in today’s highly-competitive, digital-first retail environment and pursue the massive opportunity with Journeys’ younger consumer base.

In contrast, Legion Partners’ four nominees – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – are energized, engaged and expert operators with the vision to pursue efficiencies, growth and value-enhancing stakeholder engagement. Our slate also has exceptional diversity and well-documented experience overseeing constructive ESG and DEI initiatives at other consumer-facing businesses. We believe shareholders should assess how the long-tenured incumbents we are targeting stack up to our four-member slate when it comes to industry experience, independence and value-enhancing ideas geared toward Journeys’ customers, employees and communities.”

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Please visit www.GCOForward.com to view important materials.

If you have any needs or require assistance as you consider how to vote, please contact Legion Partners’ proxy solicitor Kingsdale Advisors at GCO@kingsdaleadvisors.com.

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About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors

Michael Fein / Lydia Mulyk, 646-651-1640

mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

MKA

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@mkacomms.com / bkirpalani@mkacomms.com

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Item 2: Also on July 6, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

Item 3: Also on July 6, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: